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                                               [CHARLES RIVER LABORATORIES LOGO]



                                 August 13, 2004





Securities and Exchange Commission
450 Fifth Street
Washington, D.C. 20549


     Ladies and Gentlemen:

     I am Senior Vice President, Corporate Development, General Counsel and Secretary of Charles River Laboratories International, Inc., a Delaware corporation ("Charles River"), and have acted as counsel in connection with the registration by Charles River under the Securities Act of 1933, as amended (the "Securities Act"), of shares of its common stock, par value $0.01 (the "Shares"). The Shares are being registered pursuant to a Registration Statement on Form S-4 (as it may be amended or supplemented from time to time, the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission"). The Shares are being issued pursuant to the Agreement and Plan of Merger, dated as of June 30, 2004 (the "Merger Agreement"), among Charles River, Inveresk Research Group, Inc., a Delaware corporation ("Inveresk"), Indigo Merger I Corp., a Delaware corporation and wholly-owned subsidiary of Charles River ("Merger Sub I"), and Indigo Merger II LLC (the successor to Indigo Merger II Corp.), a Delaware limited liability company and wholly-owned subsidiary of Charles River ("Merger Sub II"), providing for the merger of Merger Sub I with and into Inveresk (the "First Merger"), followed by the merger of the corporation resulting from the First Merger with and into Merger Sub II (the "Second Merger" and, collectively, the "Transaction").

     I have examined originals or copies, certified or otherwise identified to my satisfaction, of such corporate documents and records which I have deemed necessary or appropriate for the purposes of the opinion and have conducted such other investigations of fact and law as I have deemed necessary or advisable for purposes of this opinion. I have assumed that the signatures (other than those of officers of Charles River) on all documents that I have examined are genuine.

     In rendering this opinion, I have further assumed that, before the issuance of the Shares, (1) the Registration Statement will have become effective under the Securities Act, (2) the shareholders of Charles River will have approved the issuance of the Shares, (3) the shareholders of Inveresk will have approved the Merger Agreement and the Transaction, (4) the shares of Inveresk common stock to be converted into the Shares in the Transaction were legally issued, fully paid and non-assessable under applicable law, and (5) the other conditions to consummating the Transaction set forth in the Merger Agreement will have been satisfied.

     Based upon the foregoing, I am of the opinion that the Shares have been duly authorized and, when issued in accordance with the terms of the Merger Agreement, will be legally issued, fully paid and non-assessable.

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     I consent to the filing of this opinion as an exhibit to the Registration
Statement and to the reference to my name under the caption "Legal Matters" in the joint proxy statement/prospectus constituting a part of the Registration Statement. In giving this consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.



                                     Very truly yours,


                                     /s/ Dennis R. Shaughnessy
                                     ---------------------------
                                     Dennis R. Shaughnessy, Esq.
                                     Senior Vice-President, Corporate
                                     Development, General Counsel and Secretary